UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2024

Bowman Consulting Group Ltd.

(Exact name of registrant as specified in its charter)

Delaware	001-40371	54-1762351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12355 Sunrise Valley Drive, Suite 520

Reston, Virginia 20191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (703) 464-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	BWMN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2024, Bowman Consulting Group Ltd. (“Bowman” or the “Company”) announced that Michael Bruen notified the Company of his planned retirement from the Company, effective as of January 3, 2025, and his resignation as President of the Company and as a member of the Company’s board of directors (the “Board”), effective as of October 4, 2024. For the period between Mr. Bruen’s resignation as President and a director and his retirement (the “Transition Period”), Mr. Bruen has agreed to serve as an Executive Advisor to the Company’s Chief Executive Officer to assist in the transition of his day-to-day responsibilities, with no change to Mr. Bruen’s compensation or benefits for the remaining term of his employment. Mr. Bruen’s retirement and resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Bruen’s notice of retirement, which was given on October 1, 2024, constituted a notice of nonrenewal by Mr. Bruen of the Executive Employment Agreement, dated as of April 13, 2021, between the Company and Mr. Bruen (the “Employment Agreement”). Mr. Bruen’s retirement was consented to by the compensation committee of the Board (the “Compensation Committee”) on October 1, 2024, for purposes of Mr. Bruen’s right to continued vesting of certain restricted stock awards and performance based restricted stock units previously granted to Mr. Bruen (collectively, the “Equity Awards”).

In connection with Mr. Bruen’s retirement and resignation, the Company delivered a letter to Mr. Bruen (the “Letter Agreement”), and Mr. Bruen offered his notice of retirement and tendered his resignation as President and a director, subject to the conditions set forth in the Letter Agreement. The Letter Agreement provides, in addition to Mr. Bruen’s role during the Transition Period and the applicability of the terms and conditions of the Equity Awards applicable to retirement, each as described above, that Mr. Bruen (1) will be eligible to receive his short-term incentive plan award for 2024, in an amount determined by the Compensation Committee based on the Company’s achievement of performance objectives for the year in accordance with the terms of the Employment Agreement, and (2) will be engaged as an independent contractor to provide consulting services to the Company for a period of 13 weeks following his retirement, for a fee of $9,447.87 per week. Mr. Bruen also agreed to maintain his existing 10b5-1 trading plan in effect through its termination, and not to trade in the Company’s common stock outside of such plan until after its termination.

The foregoing description of the Letter Agreement is not complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On October 7, 2024, the Company issued a press release regarding Mr. Bruen’s retirement and resignation. A copy of the press release is attached hereto as Exhibit 99.1.

The information in Item 7.01 and Exhibit 99.1 to this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement, dated October 1, 2024.

99.1	Bowman Consulting Group Ltd. press release dated October 7, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOWMAN CONSULTING GROUP LTD.

Date: October 7, 2024	By:	/s/ Bruce Labovitz
Bruce Labovitz
Chief Financial Officer